Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

October 2, 2013

October 2013	Advisory

Credit Suisse Structured Product Offering List

Please find the indicative terms for our October advisory offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date.* Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales commissions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. For more information, please see the applicable offering document at the links provided below.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

Yield Alternatives

18 Month SPX RTY High/Low Coupon Callable Yield Notes
Unless the securities are redeemed earlier, the investor is entitled to receive a coupon expected to be between [8.00%-10.00%]* per annum if a Knock-In Event does not occur. If a Knock-In Event occurs during any Observation Period, the coupon for the corresponding coupon period and each subsequent coupon period is expected to be 1.00%* per annum. Subject to Early Redemption, if a Knock-In Event occurs, the redemption amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the redemption amount will be the principal amount of the securities held.
CUSIP	Coupon* (per annum)	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBJ4	•[8.00%-10.00%] p.a. if no Knock-In Event •Otherwise, 1.00% p.a. for remainder of term	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75.0% of Initial Level; American Knock-In	n/a			10/31/13	11/5/13	5/5/15

Equity-Linked Alternatives

4 Year SX5E Accelerated Barrier Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change of the Underlying from the Initial Level to the Final Level times [160.0%-165.0%]*. If the Final Level is less than the Initial Level and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBQ8

• If Final Level > Initial Level, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level multiplied by [160.0%-165.0%]*.

• If Final Level < Initial Level and no Knock-In Event occurs, then the principal amount.

• If Final Level < Initial Level and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Underlying.

		EURO STOXX 50® Index	Approximately 70.0% of Initial Level; European Knock-In	n/a			10/31/13	11/5/13	11/6/17

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

4 Year SPX RTY Cert Plus Securities
If the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times [132.5%-137.5%]*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBR6

• If Final Level > Initial Level of Lowest Performing Underlying, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying multiplied by [132.50%-137.50%]*.

• If Final Level < Initial Level of Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount.

• If Final Level < Initial Level of Lowest Performing Underlying and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.

		Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 50.0% of Initial Level; European Knock-In	n/a			10/31/13	11/5/13	11/6/17

2 Year EFA EEM Buffered Accelerated Return Securities
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times 150.00%, subject to an Underlying Return Cap expected to be between [40.0 – 43.0]%*. If the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than the Buffer Amount the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus (i) the performance of the Lowest Performing Underlying and (ii) the Buffer Amount. If the Final Level of the Lowest Performing Underlying is less than its Initial Level by not more than the Buffer Amount, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Buffer Amount	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBS4	• If Final Level > Initial Level of the Lowest Performing Underlying, then a positive return based on the percentage change from the Initial Level to the Final Level multiplied by 150%, subject to an Underlying Return Cap expected to be between [40.0 – 43.0]%*. If Final Level < Initial Level of Lowest Performing Underlying by not more than the Buffer Amount, then the principal amount. • If Final Level < Initial Level of Lowest Performing Underlying by more than the Buffer Amount, then a negative return corresponding to the depreciation of the Lowest Performing Underlying + the Buffer Amount.	Lowest Performing of: iShares® MSCI EAFE® ETF and iShares® MSCI Emerging Markets ETF	10.0%	n/a			10/31/13	11/5/13	11/5/15

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

2 Year SPX RTY Callable Cert Plus Securities
Prior to the Maturity Date, the Issuer may redeem the securities on November 12, 2014, for an amount equal to the principal amount of securities multiplied by the sum of 1 plus the Call Return, expected to be between [11.0-13.0]%. Subject to early redemption, if the Final Level of the Lowest Performing Underlying is equal to or greater than its Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying times 150%. If the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the redemption amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level of the Lowest Performing Underlying is less than its Initial Level and a Knock-In Event has not occurred, the redemption amount will be the principal amount of the securities held.
CUSIP	Return Profile (at maturity)*	Underlying(s)	Knock-In Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22547QBL9

• If Final Level > Initial Level of Lowest Performing Underlying, then a positive return based on the uncapped percentage change from the Initial Level to the Final Level of the Lowest Performing Underlying multiplied by150%

• If Final Level < Initial Level of Lowest Performing Underlying and no Knock-In Event occurs, then the principal amount.

• If Final Level < Initial Level of Lowest Performing Underlying and Knock-In Event occurs, then a negative return corresponding to the depreciation of the Lowest Performing Underlying.

		Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75.0% of Initial Level; European Knock-In	n/a			10/31/13	11/5/13	11/5/15

Contact Info.
Financial Products Group
Contact Information

Toll Free Group Number:	1-877-346-7763
Group Email Address:	structured.notes@credit-suisse.com

Credit Suisse Contact Information

Elaine Sam	James Bass	Stewart Warther	Andy Martin
elaine.sam@credit-suisse.com	james.bass@credit-suisse.com	stewart.warther@credit-suisse.com	andrew.martin@credit-suisse.com
212 325 5072	212 538 4488	212 538 0762	212 538 2645

* The actual coupon rate, participation rate, knock-in level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(800)-221-1035.

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